                        CONSENT OF INDEPENDENT ACCOUNTS


We consent to the incorporation by reference in the registration statements of Alfa Corporation on Forms S-8 (File No. 33-77916 and File No. 33-76460) and Form S-3 (File No. 33-83134) of our report dated February 2, 1995, which includes an explanatory paragraph with respect to a change in the Company's method of accounting for certain investments in debt and equity securities in 1994 to comply with a new Financial Accounting Standards Board pronouncement, and changes in the Company's methods of accounting for income taxes, postretirement benefits other than pensions, and for certain reinsurance contracts to comply with Financial Accounting Standards Board pronouncements in 1993, on our audits of the consolidated financial statements and financial statement schedules of Alfa Corporation as of December 31, 1994 and for the years ended December 31, 1994 and 1993 which report is included in this Annual Report on Form 10-K.


                                       Coopers & Lybrand L.L.P.

Birmingham, Alabama
March 18, 1996